Exhibit 99.1

Olema Oncology Reports Second Quarter 2026 Financial and Operating Results

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Completed enrollment in the pivotal Phase 3 OPERA-01 trial; top-line data are now expected in the first quarter of 2027
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Presented initial Phase 1 clinical data for OP-3136 at the 2026 ASCO Annual Meeting
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Announced a clinical trial collaboration and supply agreement with Bayer to evaluate darolutamide in combination with OP-3136 in metastatic castration-resistant prostate cancer
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Ended the second quarter with $461.1 million in cash, cash equivalents, and marketable securities

SAN FRANCISCO, August 10, 2026 (Globe NewsWire) – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted therapies for breast cancer and beyond, today reported financial and operating results for the second quarter ended June 30, 2026.

“Our commitment to transforming the metastatic breast cancer treatment paradigm remains resolute as we continue to advance palazestrant as a potentially differentiated endocrine therapy across multiple regimens. Importantly, enrollment in our pivotal OPERA-01 Phase 3 trial is complete and we now expect to report top-line data in the first quarter of 2027,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “Beyond palazestrant, we made significant progress with OP-3136, our novel KAT6 inhibitor. The initial monotherapy Phase 1 data, presented at ASCO, demonstrated that OP-3136 was well-tolerated and showed evidence of anti-tumor activity across multiple dose levels and various tumor types. These data, taken together with our first clinical collaboration for OP-3136, established with Bayer to evaluate OP-3136 in combination with darolutamide in metastatic castration-resistant prostate cancer, reinforce our confidence in its potential as a best-in-class, differentiated option for patients with advanced solid tumors.”

Bohen continued, “Supported by a strong balance sheet, we are intently focused on execution in the second half of the year as we ramp preparations for our first potential commercial launch of palazestrant as a monotherapy, work to establish palazestrant as a potential combination agent of choice in breast cancer, and continue our transformation into a fully integrated oncology company.”

Recent Progress

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Completed enrollment in the pivotal Phase 3 OPERA-01 trial of palazestrant as a monotherapy in patients with second or third-line estrogen receptor-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) advanced or metastatic breast cancer (MBC).
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Presented initial Phase 1 clinical data for OP-3136 as a monotherapy in multiple solid tumor types and a trial-in-progress poster for the pivotal Phase 3 OPERA-02 trial evaluating palazestrant in combination with ribociclib in frontline ER+/HER2- MBC at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting.
•
Announced a clinical trial collaboration and supply agreement with Bayer to evaluate OP-3136 in combination with darolutamide, Bayer's androgen receptor inhibitor, in patients with metastatic castration-resistant prostate cancer (mCRPC).
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Completed enrollment in the Phase 1b/2 study of palazestrant in combination with atirmociclib in ER+/HER2- MBC.

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Advanced enrollment in the pivotal Phase 3 OPERA-02 trial and the Phase 1 study of OP-3136 as a monotherapy and in combination with fulvestrant and palazestrant in ER+/HER2- MBC.

Anticipated Upcoming Events

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Initiate enrollment in the Phase 1b/2 study evaluating OP-3136 in combination with darolutamide in mCRPC in collaboration with Bayer in the fourth quarter of 2026.
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Report top-line data from the pivotal Phase 3 OPERA-01 trial in the first quarter of 2027.

Second Quarter 2026 Financial Results

Cash, cash equivalents, and marketable securities as of June 30, 2026, were $461.1 million.

Net loss for the quarter ended June 30, 2026 was $63.2 million, as compared to $43.8 million for the quarter ended June 30, 2025. The increase in net loss for the second quarter was related to higher spending on clinical development and research and corporate-related activities related to late-stage clinical trials for palazestrant and the advancement of OP-3136.

GAAP research and development (R&D) expenses were $57.8 million for the quarter ended June 30, 2026, as compared to $43.9 million for the quarter ended June 30, 2025. The increase in R&D expenses was primarily related to increased spending on clinical development-related activities as we continue to advance palazestrant through late-stage clinical trials and OP-3136 in early-stage clinical studies, and increased personnel-related costs to support expanding development activities, including an increase in non-cash stock-based compensation expense of $5.2 million, mainly due to higher grant prices in 2026 and higher headcount. These increases were partially offset by the $10.0 million milestone expense related to the Aurigene agreement that was recognized in the same period in 2025.

Non-GAAP R&D expenses were $48.9 million for the quarter ended June 30, 2026, excluding $8.9 million non-cash stock-based compensation expense. Non-GAAP R&D expenses were $40.2 million for the quarter ended June 30, 2025, excluding $3.7 million non-cash stock-based compensation expense. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

GAAP G&A expenses were $9.4 million for the quarter ended June 30, 2026, as compared to $4.0 million for the quarter ended June 30, 2025. The increase in G&A expenses was primarily due to higher corporate-related costs that reflect continued investment in personnel and corporate infrastructure to support our expanding late-stage clinical development activities and anticipated future commercial operations, including an increase in non-cash stock-based compensation expense of $3.0 million, mainly due to higher grant prices in 2026, and an increase in professional fees of $1.8 million.

Non-GAAP G&A expenses were $5.4 million for the quarter ended June 30, 2026, excluding $4.0 million non-cash stock-based compensation expense. Non-GAAP G&A expenses were $3.0 million for the quarter ended June 30, 2025, excluding $1.0 million non-cash stock-based compensation expense. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company committed to transforming the standard of care and improving outcomes for patients living with breast cancer and beyond. Olema is advancing a pipeline of novel therapies by leveraging our deep understanding of endocrine-driven cancers, nuclear receptors, and mechanisms of acquired resistance. Our lead product candidate, palazestrant (OP-1250), is a proprietary, orally available complete estrogen receptor antagonist (CERAN) and a selective estrogen receptor degrader (SERD), currently in two Phase 3 clinical trials. In addition, Olema is developing OP-3136, a potent lysine acetyltransferase 6 (KAT6) inhibitor, now in a Phase 1 clinical study. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit www.olema.com.

About Palazestrant (OP-1250)

Palazestrant (OP-1250) is a novel, orally available small molecule with dual activity as both a complete estrogen receptor antagonist (CERAN) and selective estrogen receptor degrader (SERD). It is currently being investigated in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. In clinical studies, palazestrant completely blocks ER-driven transcriptional activity in both wild-type and mutant forms of metastatic ER+ breast cancer and has demonstrated anti-tumor efficacy along with attractive pharmacokinetics and exposure, favorable tolerability, central nervous system penetration, and combinability with cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. Palazestrant has been granted U.S. Food and Drug Administration (FDA) Fast Track designation for the treatment of ER+/HER2- metastatic breast cancer that has progressed following one or more lines of endocrine therapy with at least one line given in combination with a CDK4/6 inhibitor. It is being evaluated as a single agent in the ongoing pivotal Phase 3 clinical trial, OPERA-01, and in combination with ribociclib in the ongoing pivotal Phase 3 clinical trial, OPERA-02. Palazestrant is also being evaluated in multiple Phase 1/2 studies in combination with ribociclib, palbociclib, alpelisib, everolimus, and atirmociclib.

About OP-3136

OP-3136 is a novel, orally available small molecule that potently and selectively inhibits lysine acetyltransferase 6 (KAT6), an epigenetic target that is dysregulated in breast and other cancers. In preclinical studies, OP-3136 has demonstrated significant anti-proliferative activity in ER+ breast cancer models and is combinable and synergistic with endocrine therapies including palazestrant and cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. The Investigational New Drug (IND) application for OP-3136 was cleared by the U.S. Food and Drug Administration (FDA) in December 2024 and patients are currently enrolling in the Phase 1 clinical study.

Non-GAAP Financial Information

The results presented in this press release include both GAAP information and non-GAAP information. As used in this release, non-GAAP R&D expense is defined by Olema as GAAP R&D expense excluding stock-based compensation expense, and non-GAAP G&A expense is defined by Olema as GAAP G&A expense excluding stock-based compensation expense. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “could,” “expect,” “goal,” “intend,” “may,” “on track,” “potential,” “upcoming,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the continued advancement of Olema’s pipeline of product candidates, including palazestrant and OP-3136; the progress, timing, and results of Olema’s clinical trials, including the Phase 3 OPERA-01 and OPERA-02 trials and ongoing Phase 1/2 studies; the expected timing of data readouts, including top-line data from OPERA-01; the potential therapeutic effects and benefits of palazestrant and OP-3136, alone or in combination with each other or with other agents; the potential for palazestrant to serve as a differentiated endocrine therapy across multiple regimens and to transform the metastatic breast cancer treatment paradigm; the potential for OP-3136 to be a best-in-class, differentiated option for patients with advanced solid tumors; the expected benefits of Olema's collaboration with Bayer; Olema’s plans to become a fully integrated oncology company; and Olema’s commercial launch preparations. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

Media and Investor Relations Contact

Courtney O’Konek

Vice President, Corporate Communications

Olema Oncology

media@olema.com

Olema Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets Data
(Unaudited)
(In thousands)

	June 30,	December 31,
	2026	2025

Cash, cash equivalents and marketable securities	$461,070	$505,437
Total assets	486,578	533,430

Total current liabilities	53,014	51,802
Total liabilities	56,014	54,871
Total stockholders’ equity	430,564	478,559
Total liabilities and stockholders’ equity	$486,578	$533,430

Olema Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating expenses:
Research and development (1)	$57,785	$43,902	$107,017	$74,526
General and administrative (2)	9,394	3,962	18,148	8,211
Total operating expenses	67,179	47,864	125,165	82,737
Loss from operations	(67,179)	(47,864)	(125,165)	(82,737)
Other income:
Interest income	4,507	4,042	9,283	8,566
Other (loss) income	(528)	38	(407)	(2)
Total other income	3,979	4,080	8,876	8,564
Net loss	$(63,200)	$(43,784)	$(116,289)	$(74,173)
Net loss per share, basic and diluted	$(0.61)	$(0.51)	$(1.12)	$(0.87)
Weighted average shares used to compute net loss per share, basic and diluted (3)	104,453,732	85,497,426	103,631,483	85,462,021

(1) Research and development expenses for the three- and six-months ended June 30, 2025 include a $10.0 million milestone payment in connection with the Aurigene Agreement.
(1) and (2) Used to reference to the table below.
(3) The weighted average shares used to compute net loss per share, basic and diluted include the effect from the pre-funded warrants.

Reconciliation of GAAP to Non-GAAP Information
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

(1) Research and development reconciliation
GAAP research and development	$57,785	$43,902	$107,017	$74,526
Less: stock-based compensation expense	8,891	3,709	15,462	7,010
Non-GAAP research and development	$48,894	$40,193	$91,555	$67,516

(2) General and administrative reconciliation
GAAP general and administrative	$9,394	$3,962	$18,148	$8,211
Less: stock-based compensation expense	4,012	983	7,589	2,060
Non-GAAP general and administrative	$5,382	$2,979	$10,559	$6,151